Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA ANNOUNCES RESULTS FOR SECOND QUARTER 2007

Poway, CA, August 1, 2007 – ALDILA, INC. (NASDAQ:NMS:ALDA) announced today net sales of $17.6 million for the three months ended June 30, 2007 and net income of $1.7 million ($0.30 fully diluted per share).  In the comparable 2006 second quarter, the Company had net sales of $17.4 million and net income of $2.7 million ($0.47 fully diluted per share).  For the six months ended June 30, 2007, net sales were $38.3 million and net income of $4.4 million ($0.78 fully diluted per share).  In the six month period of 2006, net sales were $38.2 million and net income was $7.0 million ($1.26 fully diluted per share).

“In our second quarter 2007 sales of golf shafts and related products were flat with the comparable quarter of 2006,” said Mr. Peter R. Mathewson, Chairman of the Board and CEO.  “Sales of composite prepreg materials in the second quarter of 2007 were up 7% as compared to the 2006 period and represented 16% of consolidated sales in the current quarter.  The average selling price of golf shafts sold increased 12% quarter on quarter on a 14% decrease in unit sales.  Higher material and manufacturing costs, and lower absorption of United States golf manufacturing costs affected our gross margin, which decreased to 34% for the second quarter of 2007 as compared to 36% in the second quarter of 2006.  Our selling, general and administrative (SG&A) expense was higher in the current quarter as compared to the comparable quarter of 2006 predominantly due to an incentive pay accrual in 2007 versus reversal of the same in the 2006 quarter and general increases in other SG&A expenses,” said Mr. Mathewson.

“We are pleased with our sales of $17.6 million in the second quarter of 2007.  We exceeded our sales in last year’s second quarter and our backlog increased to $11.6 million from $9.4 million reported a year ago, an increase of 24%.  A portion of the current backlog consists of a higher percentage of sales orders with shipment dates extending past the next two quarters than in the recent past,” Mr. Mathewson said.

“Our total balance of cash and cash equivalents of $19.4 million and $1.4 million in restricted cash, which we believe will be released by year end, remains strong after paying $1.7 million in dividends, spending $4.4 million on our capital spending program and spending $298,000 repurchasing 20,000 shares of Aldila common stock during the six-month period ended June 30, 2007,” said Mr. Mathewson.

“Our Vietnam plant is running well and is busy qualifying shaft programs with select customers to enable a steady ramp-up of production over the remainder of this year.  Several key customers have visited our facility and their response has been very favorable,” Mr. Mathewson said.

“We have completed production of hockey sticks during the quarter and have shut down all hockey related operations.  This will allow us to fully focus on our profitable businesses of golf shafts and composite materials,” said Mr. Mathewson.

“Aldila’s premium shaft offerings continued to excel at the game’s highest level in the second quarter with our shafts being used by the champions of more than half of this year’s PGA Tour events, including victories in both major championships, The Masters and The U.S. Open.  On the Nationwide Tour, Aldila shafts continue to be the most popular for both woods and hybrid clubs every week and have been used by the winners of nine events this year.  Aldila was also the shaft of choice for the majority of players in both woods and hybrids at the 2007 PGA Club Professional Championship.  Leading amateurs are also using Aldila shafts more than any other graphite shaft brand.  At the U.S. Public Links Championship, Aldila was the most popular wood and hybrid shaft.  Aldila was the leading shaft at the NCAA Division 1 Men’s Championship in both woods and hybrids and the leading driver shaft at the NCAA Women’s Championship,” Mr. Mathewson said.

“Our composite materials business continues to grow with sales up 7% during the quarter and up 19% year to date.  Our prepreg facility is being upgraded to handle the arrival of our new wide prepreg machine in the fourth quarter of this year,” said Mr. Mathewson.

“Carbon Fiber Technology LLC (“CFT”), our joint venture carbon fiber facility, continued to run well during the quarter and several trials were conducted using alternative precursors as we work to develop new sources of supply,” Mr. Mathewson said.

“While we are seeing a very competitive market with the related pressures on shaft pricing, we believe we are managing it well.  In summary, the Company believes it is well positioned for the future, with our new premium shaft offerings, the MOI and the DVS™ shaft family to be introduced late this year, the expectation that our Vietnam factory will be a positive contributor in 2008 and our wide prepreg tape line coming on line in January of 2008, which will allow us to enter new composite material markets,” said Mr. Mathewson.

Aldila will host a conference call at 5 p.m. Eastern time, on Wednesday, August 1, 2007, with Peter R. Mathewson, Chairman and CEO and Robert J. Cierzan, Chief Financial Officer, to review Aldila’s 2007 Second Quarter Financial Results.  For telephone access to the conference call dial 866-542-4236, for international calls dial 416-641-6125 and request connection to the Aldila conference call, ID #3230875.  A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com.  An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, implications concerning the acceptance of the NV™ and VS Proto™ shaft lines and that their success will continue to attract new customer accounts.  Forward-looking statements are necessarily subject to risks and uncertainties.

Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2006, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K.  The forward-looking statements in this press release are particularly subject to the risks that:

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ and Aldila VS Proto™ shaft lines and product offerings outside the golf industry, will not achieve or maintain success with consumers or OEM customers;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT, at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished product to meet customer demand.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share data)

	June 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$19,361	$15,182
Restricted cash	1,386	1,444
Accounts receivable	7,643	8,862
Income taxes receivable	—	1,237
Inventories	14,331	13,691
Deferred tax assets	1,403	1,360
Prepaid expenses and other current assets	628	795
Total current assets	44,752	42,571

PROPERTY, PLANT AND EQUIPMENT	12,295	8,794

INVESTMENT IN JOINT VENTURE	3,009	3,091

DEFERRED TAXES	1,144	1,144

OTHER NON-CURRENT ASSETS	287	296

TOTAL ASSETS	$61,487	$55,896

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,267	$4,479
Income taxes payable	4	—
Accrued expenses	2,428	2,042
Other current liability	137	—
Total current liabilities	8,836	6,521

LONG-TERM LIABILITIES:
Deferred rent	172	49
Other long-term liabilities	642	—
Total liabilities	9,650	6,570

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,513,695 shares as of June 30, 2007 and 5,524,250 shares as of December 31, 2006	55	55
Additional paid-in capital	49,765	49,903
Retained earnings (accumulated deficit)	2,017	(632)
Total stockholders’ equity	51,837	49,326

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$61,487	$55,896

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  - UNAUDITED

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

NET SALES	$17,615	$17,397	$38,277	$38,167
COST OF SALES	11,683	11,211	25,155	22,313
Gross profit	5,932	6,186	13,122	15,854

SELLING, GENERAL AND ADMINISTRATIVE	3,656	2,531	7,028	5,392
Operating income	2,276	3,655	6,094	10,462

OTHER INCOME (EXPENSE):
Interest income	250	184	449	342
Other, net	(32)	(4)	11	(12)
Equity in earnings of joint venture	85	49	190	95

INCOME BEFORE INCOME TAXES	2,579	3,884	6,744	10,887
PROVISION FOR INCOME TAXES	918	1,199	2,388	3,860

NET INCOME	$1,661	$2,685	$4,356	$7,027

NET INCOME PER COMMON SHARE	$0.30	$0.48	$0.79	$1.28

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$0.30	$0.47	$0.78	$1.26

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,522	5,571	5,523	5,490

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,575	5,653	5,586	5,571

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Six months ended
	June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,356	$7,027
Depreciation and amortization	772	605
Stock-based compensation	124	82
Loss on disposal of fixed assets	65	1
Undistributed income of joint venture, net	(204)	(163)
Changes in other assets & liabilities, net	5,026	(7,559)
Net cash provided by (used for) operating activities	10,139	(7)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,364)	(1,976)
Proceeds from sales of property, plant and equipment	37	—
Distribution from joint venture	286	169
Net cash used for investing activities	(4,041)	(1,807)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(298)	—
Benefit from exercise of stock options	—	1,678
Proceeds from issuance of common stock	36	2,270
Dividend payments	(1,657)	(1,663)
Net cash (used for) provided by financing activities	(1,919)	2,285

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,179	471

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	15,182	15,821

CASH AND CASH EQUIVALENTS, END OF PERIOD	$19,361	$16,292